Exhibit 99.1

Investor Relations

712.732.4117

Meta Financial Group, Inc. ® Reports Strong Second Quarter Results

Net Income Increases to $5.2 Million, 333% Above Prior Year

Highlights for the fiscal 2010 second quarter ended March 31, 2010

•      Meta Financial Group (MFG, the Company) 2010 second quarter net income was $5.2 million compared to $1.2 million for the same period last year

•      Meta Payment Systems (MPS) generated net income of $6.5 million compared to $3.5 million last year

•      The Traditional Bank (Retail Bank) segment reported a net loss of $1.1 million compared to a loss of $1.9 million last year

•      Non-performing assets at 1.04% of total assets, improved from 1.76% and 1.24% at September 30, 2009 and March 31, 2009, respectively

•      MFG shareholders’ equity grew 31.3% or $14.6 million to $61.1 million from the prior quarter end

•      MetaBank risk-based capital of $73.9 million continues to be well above the 10.0% requirement for a “well-capitalized” bank at 15.9%, up from 12.5% at the prior quarter end

•      $8.9 million in new capital was raised during the quarter at then-current market pricing, supporting growth in business volume, primarily in the MPS sponsorship business line

•      MPS deposits at quarter end were up $104.4 million, or 22%, over same period last year

•      Strategic restructuring and refocusing is complete and is expected to yield significant operating-cost savings going forward

STORM LAKE, IOWA — (May 11, 2010) Meta Financial Group (Nasdaq: CASH - NEWS) reported net income for the 2010 second quarter of $5.2 million or $1.74 per diluted share compared to $1.2 million or 45 cents per diluted share for the 2009 second quarter.  Current quarterly earnings results were primarily driven by a $4.1 million increase in fee revenue from MPS, an $0.8 million decrease in provision for loan losses, an increase in net interest income of $0.8 million and a decrease in non-interest expense of $0.8 million.  Included in expenses was a one-time charge of $0.7 million, or 15 cents per share, relating to severance and other costs associated with a January 2010 MPS restructuring and reduction in staff.

Year-to-date net income for the six months ended March 31, 2010 was $6.4 million and $2.26 per diluted share compared to $1.8 million and $0.71 per diluted share for the prior year period, a 256% increase.  The improvement largely stems from higher MPS fee income of $8.6 million and a lower Retail Bank segment loan loss provision of $1.9 million partially offset by increases in direct program costs.

President and Chief Executive Officer J. Tyler Haahr commented, “We are encouraged by the dramatic growth in income and our overall results of this quarter compared to the same period last year.  We believe they demonstrate the validity of our long term strategic plan as well as a timely and effective utilization of capital, determined and sustained cost management, and exceptional ability to produce growth in interest-free deposits.”

“Once again, our Meta Payment Systems division spearheaded the quarter’s performance, ratifying the rationale for our recent decision to concentrate on the activities of its core, business-to-business servicing expertise,” Haahr added.

“Meanwhile, although we are encouraged by stable to improving credit quality in recent quarters and a solid balance sheet in our community bank segment, we remain convinced that the national and regional conditions have yet to improve sufficiently to warrant more robust growth in our regional banking operations,” Haahr concluded.

	Three Months Ended			Six Months Ended
Summary Financial Data *	3/31/10	12/31/09	3/31/09	3/31/10	3/31/09
Net Interest Income – millions	$9.0	$7.3	$8.2	$16.3	$14.4
Non Interest Income – millions	37.6	22.0	33.6	59.7	49.1

Net Income – millions	5.2	1.2	1.2	6.4	1.8
Diluted earnings per share	1.74	0.45	0.45	2.26	0.71

Net interest margin	3.66%	3.33%	3.96%	3.50%	3.74%
Non-performing assets - % of total assets	1.04%	1.65%	1.24%

MPS active cards – millions	23.0	22.7	17.8
MPS transaction volume – billions	$5.3	$3.9	$3.9	$9.2	$6.4

* See a more detailed Financial Highlights table on page 8 of this document.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the 2010 second quarter reached $48.0 million compared to $44.1 million for the same quarter last year.  The growth in this quarter was primarily driven by increased MPS fee revenue of $4.1 million.  Interest income decreased by $0.2 million or 1%.

Total revenue for the current six months ended March 31, 2010 was $79.1 million compared to $68.4 million in 2009, an increase of $10.7 million or 16%.  Interest income increased slightly, $0.2 million or 1%.

Net Interest Income

Net interest income for the 2010 second quarter was $9.0 million, up $0.8 million or 9% from the same quarter last year.  Net interest margin contracted to 3.66% for the 2010 second quarter as compared to 3.96% for the same quarter last year.  Overall, asset yields declined by 84 basis points due to lower average yields in the loan and mortgage-backed securities portfolios and a shift in the asset mix to more government guaranteed mortgage-backed securities (MBS).  MBS comprise 37.9% of average interest earning assets compared to 29.5% one year ago.

Net interest income for the six months ended March 31, 2010 was $16.3 million, up $1.9 million or 13% higher than 2009.  Contributing to this increase was an 86 basis point decrease in rates paid on interest-bearing liabilities, a $33.4 million reduction in the average balances of interest-bearing liabilities, and a 21% increase in earning assets.  These were partially offset by overall asset yields that decreased 82 basis points, in large part due to the lower rate environment and faster prepayments in the Company’s mortgage-backed securities portfolio as compared to the prior year.

Overall cost of funds for all deposits and interest-bearing liabilities decreased by 48 basis points from 1.06% in the 2009 quarter to 0.58% in 2010.  As of March 31, 2010, low- and no-cost checking deposits represented 84% of total deposits compared to 79% one year earlier.  The increase was driven by growth of $104.4 million, or 22%, in MPS deposits as of the end of the quarter as compared to one year earlier.

The Company’s average earning assets for the 2010 second quarter grew by $153.8 million, or 18%, to $998.5 million from $844.7 million during the same quarter last year.  This is primarily a reflection of the increase in the Company’s mortgage-backed securities portfolio.

The Company’s average total deposits and interest-bearing liabilities for the 2010 second quarter increased $92.0 million, or 11%, to $966.5 million from $874.5 million for the same period last year.  The increase resulted mainly from an increase in MPS non-interest bearing deposits.

Non-Interest Income

2010 second quarter non-interest income of $37.6 million increased $4.0 million, or 12%, over the same quarter for 2009.  MPS fee income grew by $4.1 million or 13% from growth in existing prepaid card and credit programs, including the income tax-related programs.

Non-interest income for the six months ended March 31, 2010 increased $10.6 million, or 21%, over the same period in the prior year.  The MPS segment accounts for $8.6 million of the comparable period growth and relates to the same factors mentioned above.

Non-Interest Expense

Non-interest expense decreased $0.8 million, or 3%, to $28.9 million for the 2010 second quarter as compared to the same period in fiscal 2009.  The bulk of the decrease occurred in variable card processing expense and to a lesser extent, personnel-related expense at MPS.

Card Processing expense for the 2010 second quarter was $14.1 million, or 5% lower than the same period in 2009, primarily due to decreased costs for tax-related and credit programs.  The Company also reduced its plastics expense due to more efficient inventory management.

Compensation expense was $8.9 million for the 2010 second quarter, up $0.6 million or 6% from the same period in 2009.  Included in the 2010 quarter was an approximate $0.7 million charge for severance relating to a reduction in staffing carried out during the quarter.  It is expected that the Company will realize approximately $5.0 million in reduced compensation and other costs due to this action, on an annual basis.  Despite the one-time charge during the quarter, the Company’s efficiency ratio improved to 61.9% during the quarter from 70.8% in the same quarter last year.

Fiscal year-to-date 2010 non-interest expense increased by $3.5 million, or 7%, to $51.7 million.  Card processing expenses increased 12% to $22.4 million, and personnel costs increased by 11% to $17.5 million.

Credit Quality

Retail Bank credit quality generally improved at March 31, 2010 compared to September 30, 2009.  Non-performing loans at March 31, 2010 were $8.5 million representing 2.1% of total loans compared to $12.6 million, or 3.2% of total loans at September 30, 2009.  Non-performing loans peaked at $17.2 million, or 4.2% at June 30, 2009.

Non-performing assets at March 31, 2010 were $10.3 million representing 1.04% of total assets compared to $14.7 million, or 1.76% at September 30, 2009 and down from a peak of 2.4% at June 30, 2009.  There were no non-performing loans or other assets within the MPS segment.

Loans

Total loans, net of allowance for loan losses, decreased $9.1 million, or 2.3%, to $382.5 million during the six months ended March 31, 2010.  Commercial operating, real estate, and one- to four-family residential real estate loans decreased $6.6 million, $11.9 million, and $5.9 million, respectively.  These decreases were primarily offset by an increase of $27.2 million in MPS consumer loans.  In addition, the allowance for loan losses increased $10.5 million.

The increase in the allowance for loan losses relates to the MPS tax-related loans and was contemplated in the overall program economic model.  The 2009-2010 program was virtually complete as of March 31, 2010 with positive results that were within management’s expectations.

Deposits and Other Liabilities

The Company continues to expand its low- and no-cost deposit portfolio as a result of growth in core servicing programs at MPS.  Total MPS deposits were up $148.8 million, or 35.3%, at March 31, 2010, as compared to September 30, 2009 and $104.4 million or 22% from one year ago.  This increase results from growth in prepaid card programs.  The Company reduced its advances and other borrowings by $0.8 million during the six months ended March 31, 2010, primarily due to the growth of deposits.

Business Segment Performance

Meta Payment Systems

For the 2010 second quarter, MPS recorded net income of $6.5 million, or $2.17 per diluted share, as compared to net income of $3.5 million, or $1.34 per diluted share for the same period last year.  Absent the one-time charge for severance and other restructuring costs, net income was $6.9 million or $2.33 per share.

MPS 2010 second quarter revenue grew by 14.2%, from $36.4 million in fiscal 2009 to $41.6 million in 2010.  The average transfer pricing yield received for its deposits was 1.40% in 2009 and 1.38% in the 2010 period. Non-interest income for the quarter increased from $33.0 million in fiscal 2009 to $37.1 million, or 12%, in 2010.  The growth was spread among both prepaid and credit programs.

Loan loss provision expense increased by $1.4 million over the prior year quarter primarily due to a larger tax-related loan program.  The provision expense was consistent with expectations.

Current 2010 second quarter non-interest expenses decreased by $0.9 million, or 4%, due to decreases in program support costs over the previous year second quarter.  Compensation and benefits expense for the quarter included $0.7 million in severance costs related to a reduction-in-force of 47 staff members.  This action is expected to result in savings of $5.0 million annually starting in the fiscal 2010 third quarter.

Traditional Banking

The Traditional Banking segment recorded a net loss of $1.1 million, or 36 cents per diluted share, for the second quarter of fiscal year 2010, compared to a net loss of $1.9 million, or 75 cents per diluted share for the same period last year.  2010 second quarter results benefited from a decrease in provision for loan losses of $2.2 million from the prior year period and were partially offset by a decrease in interest income by $1.2 million and an increase in operating expense of $0.2 million.  In addition, a new checking product was introduced last year that helped grow Traditional Bank-related balances by 12% from September 30, 2009 and 10% from March 31, 2009.

Other Information

MetaBank continues to meet and exceed all federal regulatory requirements for classification as a well-capitalized institution.  MetaBank’s risk-based capital ratio of 15.88% is well above the 10% well-capitalized requirement.

This press release and other important information about the Company are available at http://www.bankmeta.com.

Corporate Profile: Meta Financial Group, Inc. ®, (doing business as Meta Financial Group) is the holding company for MetaBankTM and Meta Trust Company®.  MetaBankTM is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBankTM and Meta Trust®, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the significant portion of the Company’s revenues that are derived from income tax-related programs; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)	March 31, 2010	September 30, 2009
Assets
Cash and cash equivalents	$16,570	$6,177
Investments and mortgage-backed securities	503,282	364,838
Loans receivable, net	382,519	391,609
Other assets	79,539	72,153
Total assets	$981,910	$834,777

Liabilities
Deposits	$779,376	$653,747
Other borrowings	116,017	116,796
Other liabilities	25,399	16,889
Total liabilities	920,792	787,432

Shareholders’ equity	61,118	47,345
Total liabilities and shareholders’ equity	$981,910	$834,777

Consolidated Statements of Income

	For the 3 Months		For the 6 Months
	Ended March 31:		Ended March 31:
(Dollars In Thousands, Except Share and Per Share Data)	2010	2009	2010	2009

Interest income	$10,383	$10,533	$19,447	$19,260
Interest expense	1,382	2,289	3,127	4,855
Net interest income	9,001	8,244	16,320	14,405
Provision for loan losses	9,478	10,270	14,169	12,399

Net interest income after provision for loan losses	(477)	(2,026)	2,151	2,006
Non-interest income	37,636	33,611	59,674	49,146
Non-interest expense	28,866	29,650	51,669	48,202

Income before income tax expense	8,293	1,935	10,156	2,950
Income tax expense	3,119	760	3,790	1,102

Net income	$5,174	$1,175	$6,366	$1,848

Earnings per common share
Basic	$1.76	$0.45	$2.29	$0.71
Diluted	$1.74	$0.45	$2.26	$0.71

Selected Financial Information

For the 6 Months Ended March 31,	2010	2009
Return on average assets	1.30%	0.43%
Return on average equity	24.03%	7.88%
Average shares outstanding for diluted earnings per share	2,822,162	2,597,655

At Period Ended:	March 31, 2010	September 30, 2009
Equity to total assets	6.22%	5.67%
Book value per common share outstanding	$19.89	$17.97
Tangible book value per common share outstanding	$19.01	$17.13
Common shares outstanding	3,072,502	2,634,215
Non-performing assets to total assets	1.04%	1.76%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588